Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
ww.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

July 25, 2005

News Media & Financial Analyst Contact:

Alan J. Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces Expansion into Warren County, New Jersey

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank announced that the Bank signed a definitive agreement with InterState Net Bank, to purchase loans and assume deposits of InterState’s leased branch in Phillipsburg, New Jersey, subject to regulatory approval.

“This branch represents the commencement of Unity’s branch expansion strategy,” said James A. Hughes, Unity’s President and Chief Executive Officer.  “We are pleased to successfully move forward with our targeted branch expansion plans of one to three branches per year and look forward to providing increased convenience to our existing clients with our expanded market area,” said Mr. Hughes.

Commenting on the transaction, Mr. Alan J. Bedner, Unity’s Chief Financial Officer, stated, “We are very pleased to have the opportunity to acquire the Phillipsburg branch. This branch is complementary to our existing thirteen-branch network and is in a market we have been interested in for some time.”

The branch acquisition will add approximately $22 million in related deposits and loans to Unity’s existing branch network. The purchase price is approximately $1.5 million.  “The Phillipsburg location is an area that is underserved by community banks. We believe that this location represents an excellent opportunity for loan and deposit generation as well as a stepping stone into the Lehigh Valley, Pennsylvania market,” said Mr. Hughes.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $578 million in assets and $477 million in deposits.  Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.